Exhibit 99.1

Reliance Steel & Aluminum Co. Reports First Quarter 2016 Financial Results

-- GAAP EPS of $1.27

-- Strong operational execution; FIFO gross profit margin increased to 29.4%

LOS ANGELES, April 21, 2016 /PRNewswire/ -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Financial Highlights

  Sales were $2.16 billion, down 17.3% from $2.61 billion in the first quarter of 2015 and up 6.7% from $2.03 billion in the fourth quarter of 2015.
  Tons sold were down 2.7% from the first quarter of 2015 and up 8.9% from the fourth quarter of 2015, with the average selling price per ton sold down 15.6% from the first quarter of 2015 and down 2.4% from the fourth quarter of 2015.
  Net income attributable to Reliance was $92.2 million, down 9.0% from $101.3 million in the first quarter of 2015 and up 34.4% from $68.6 million in the fourth quarter of 2015.
  Earnings per diluted share were $1.27, down 2.3% from $1.30 in the first quarter of 2015 and up 35.1% from $0.94 in the fourth quarter of 2015.
  Non-GAAP earnings per diluted share were $1.03, down 20.8% from $1.30 in the first quarter of 2015 and up 18.4% from $0.87 in the fourth quarter of 2015.
  Reliance did not record a pre-tax LIFO inventory valuation adjustment in the first quarter, as compared to the first quarter of 2015 where a pre-tax LIFO credit, or income, of $7.5 million, was included in cost of sales, and the fourth quarter of 2015, where a pre-tax LIFO credit, or income, of $42.0 million, was included in cost of sales.
  The effective tax rate was 14.4%, compared to 31.7% in the first quarter of 2015 and 27.1% in the fourth quarter of 2015.
  Cash flow from operations was $155.4 million in the first quarter of 2016 and net debt-to-total capital was 33.4% at March 31, 2016.
  A quarterly cash dividend of $0.40 per share was declared on April 19, 2016 for stockholders of record as of May 27, 2016 and will be payable on June 17, 2016.

Management Commentary

"We were pleased to see that our positive momentum demonstrated throughout 2015 continued into the first quarter of 2016," said Gregg Mollins, President and Chief Executive Officer of Reliance. "Once again, strong operational execution by our managers in the field contributed to an improved FIFO gross profit margin of 29.4%, marking our fifth consecutive quarter of FIFO gross profit margin expansion. We are very proud of this achievement, particularly considering the challenging metals pricing environment over the past year, coupled with uncertain macroeconomic conditions that have constrained general economic growth. Our strong gross profit margin contributed significantly to our net income which also benefitted from a low tax rate due to the favorable resolution of a tax examination during the first quarter of 2016."

Mr. Mollins continued, "Importantly, for the first time in well over a year, we've begun to experience rising metals pricing for all carbon steel products as well as stainless steel flat-rolled products. We believe this pricing improvement, which accelerated toward the end of the first quarter, is mainly a result of both the recent trade case filings by U.S. steel producers and increasing scrap costs, which contributed to our expanded gross profit margins in the first quarter of 2016. We expect a more meaningful impact on our average selling price per ton sold in the second quarter as the more recent price increases work their way through the market. With respect to customer demand, we experienced a sequential increase in tons sold of 8.9%, once again outperforming the MSCI industry average increase in tons sold of 6.2% for the first quarter of 2016 compared to the fourth quarter of 2015, reflecting Reliance's expanding market share."

Mr. Mollins concluded, "We continue to support our growth through both strategic M&A opportunities, with two acquisitions completed so far in 2016, as well as through organic initiatives by continuing to invest in our existing businesses. Our balance sheet remains strong and has enabled us to return capital to our shareholders through quarterly cash dividends which we have paid consistently now for 57 years. In 2016, we will continue our focus on maximizing our gross profit margin to take advantage of the more favorable pricing environment while also diligently managing operating expenses and inventory levels to drive earnings improvement and cash flow."

First Quarter 2016 Business Metrics
(tons in thousands; percentage change)
	Q1 2016	Q4 2015	Sequential Quarter Change	Q1 2015	Year-Over- Year Change
Tons sold	1,503.0	1,380.3	8.9%	1,544.5	(2.7%)
Tons sold (same-store)	1,487.9	1,380.3	7.8%	1,544.5	(3.7%)

Average selling price per ton sold	$1,425	$1,460	(2.4%)	$1,688	(15.6%)
Average selling price per ton sold (same-store)	$1,419	$1,460	(2.8%)	$1,688	(15.9%)

First Quarter 2016 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q1 2016 Tons Sold	Q4 2015 Tons Sold	Sequential Quarter Change	Q1 2015 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,216.7	1,127.9	7.9%	1,256.4	(3.2%)	(2.9%)	(18.3%)
Aluminum	90.1	81.7	10.3%	86.3	4.4%	(0.4%)	(5.5%)
Stainless steel	78.2	71.8	8.9%	77.3	1.2%	(2.6%)	(21.3%)
Alloy	49.0	47.8	2.5%	71.8	(31.8%)	1.4%	(6.3%)

	Sales ($ in millions; percentage change)
	Q1 2016 Sales	Q4 2015 Sales	Sequential Quarter Change	Q1 2015 Sales	Year-Over- Year Change
Carbon steel	$1,126.9	$1,076.1	4.7%	$1,424.2	(20.9%)
Aluminum	$457.2	$416.3	9.8%	$463.7	(1.4%)
Stainless steel	$300.3	$283.0	6.1%	$376.8	(20.3%)
Alloy	$131.4	$126.4	4.0%	$205.6	(36.1%)

End-market Commentary

During the first quarter of 2016, Reliance experienced an increase in demand due to both the normal seasonal increase in shipping volumes compared to the fourth quarter of 2015 and additional volume from the Company's acquisition of Tubular Steel, Inc. on January 1, 2016. The Company expects underlying demand to increase slightly in the second quarter of 2016 as compared to the first quarter of 2016.

  Automotive demand, supported mainly by the Company's toll processing operations in the U.S. and Mexico, remains strong and is expected to continue at current production rates. Reliance has increased its toll processing volume through investments in this business primarily to support incremental processing from the increased usage of aluminum by the automotive industry.
  Aerospace demand was strong in the first quarter of 2016 and is expected to continue at similar levels throughout the year given ongoing healthy "build" rates and a robust backlog. Reliance maintains its positive outlook in this end-market and expects it will continue to grow its market share in aerospace given the various investments and key acquisitions it has made in this space.
  Heavy industry demand remained consistent at low levels. Reliance expects demand in heavy industry, specifically in road equipment, to increase throughout the year as a result of the five year infrastructure bill that was passed in December 2015.
  Non-residential construction demand continues to gradually improve, but remains well below peak levels experienced in 2006 and 2007. Reliance believes that this important end-market will sustain measured, positive growth in the coming quarters and is well positioned to absorb increased demand in this area.
  Energy (oil and gas) demand for the products Reliance sells declined further in the first quarter of 2016 as a result of continued low oil prices and the related reduction in drilling activity. Reliance expects oil prices and related drilling activity levels to remain under pressure for the foreseeable future.

Balance Sheet & Liquidity

The Company generated cash flow from operations of $155.4 million in the first quarter of 2016, compared to $171.4 million in the first quarter of 2015. Total debt outstanding was $2.13 billion at March 31, 2016, an increase of $205.4 million from December 31, 2015, as the Company funded its purchase of Tubular Steel, Inc. during the quarter with borrowings on its revolving credit facility. As a result, the Company's net debt-to-total capital ratio was 33.4%, compared to 31.8% at December 31, 2015. The Company had $887.1 million available for borrowings on its $1.5 billion revolving credit facility at March 31, 2016.

"We remain pleased with our overall financial position as we continue to consistently generate cash flow through strong gross profit margins and effective working capital management throughout all market cycles," commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. "Further, our healthy liquidity position afforded us the flexibility and resources to continue investing in the growth of our business, both organically and through M&A opportunities. We funded two acquisitions this year with borrowings on our credit facility and used our cash from operations to fund $34.4 million of capital expenditures as well as to pay $29.0 million of dividends to our valued stockholders in the first quarter of 2016."

Corporate Developments

On April 19, 2016, the Board of Directors declared a quarterly cash dividend of $0.40 per share of common stock, payable on June 17, 2016 to stockholders of record as of May 27, 2016. The Company has paid regular quarterly dividends for 57 consecutive years and has increased the dividend 22 times since its 1994 IPO.

During the three months ended March 31, 2016, the Company did not repurchase any shares of its common stock under its existing share repurchase program. At March 31, 2016, approximately 8.4 million shares remained available for repurchase under the share repurchase program. The Company expects to opportunistically repurchase shares of its common stock going forward.

As previously announced, Reliance acquired all of the capital stock of Tubular Steel, Inc. ("TSI"), a distributor and processor of carbon, alloy and stainless steel pipe, tubing and bar products on January 1, 2016. Headquartered in St. Louis, Missouri and founded in 1953, TSI stocks and ships custom-cut lengths of pipe, tubing and bar products from its seven service center locations across the United States. TSI also has a fabrication business located in the St. Louis area that supports its diverse customer base. TSI's net sales were approximately $150 million for the twelve months ended December 31, 2015.

Effective April 1, 2016, Reliance acquired all of the capital stock of Best Manufacturing, Inc., a custom sheet metal fabricator of steel and aluminum products on both a direct and toll basis. Best Manufacturing is headquartered in Jonesboro, Arkansas and has been serving its core customer markets since 1990, including trucking, agriculture and energy. The Company provides various precision fabrication services including laser cutting, shearing, CNC punching, CNC forming and rolling, as well as welding, assembly, painting, inventory management and engineering expertise. Best Manufacturing's net sales were approximately $20 million for the twelve months ended December 31, 2015.

James D. Hoffman was promoted to the position of Executive Vice President and Chief Operating Officer from Executive Vice President, Operations on February 29, 2016. Mr. Hoffman's responsibilities have been expanded to include all of Reliance's operating businesses.

Business Outlook

Reliance management is optimistic about metal pricing in the second quarter of 2016 given recent mill price increases and is confident in the Company's ability to execute well in this environment. Management also expects continued slow growth of the U.S. economy. As a result, Reliance management estimates tons sold to be flat to up 2% in the second quarter of 2016 compared to the first quarter of 2016. Reliance management also expects its average selling price in the second quarter of 2016 will be up approximately 3% to 5% from the first quarter of 2016. As a result, management currently expects Non-GAAP earnings per diluted share to be in the range of $1.15 to $1.25 for the quarter ending June 30, 2016.

Conference Call Details

A conference call and simultaneous webcast to discuss the first quarter 2016 financial results and business outlook will be held today, April 21, 2016 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13633373. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, May 5, 2016 by dialing (877) 870-5176 and entering the conference ID: 13633373. The webcast will remain posted on the Investors section of Reliance's web site at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and twelve countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2015, Reliance's average order size was $1,660, approximately 47% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.'s press releases and additional information are available on the Company's web site at www.rsac.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance's business strategies and its expectations concerning future metals pricing and demand and the Company's results of operations, margins, profitability, impairment charges, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today's date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance's business can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Communications
(310) 829-5400

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Income Statement Data:

Net sales	$2,162.7	$2,614.4
Gross profit[1]	636.7	670.7
Operating income	129.8	169.3
Pre-tax income	109.2	150.6
Net income attributable to Reliance	92.2	101.3
Diluted earnings per share attributable to
Reliance stockholders	$1.27	$1.30
Non-GAAP diluted earnings per share
attributable to Reliance stockholders[2]	$1.03	$1.30
Weighted average shares outstanding –
diluted	72,708,349	77,832,320
Gross profit margin[1]	29.4%	25.7%
Operating income margin	6.0%	6.5%
Pre-tax income margin	5.0%	5.8%
Net income margin – Reliance	4.3%	3.9%
Cash dividends per share	$0.40	$0.40

	March 31,	December 31,
	2016	2015*
Balance Sheet and Other Data:

Current assets	$2,739.9	$2,554.2
Working capital	1,668.5	1,564.5
Property, plant and equipment, net	1,671.9	1,635.5
Total assets	7,519.5	7,121.6
Current liabilities	1,071.4	989.7
Long-term debt	1,640.3	1,427.9
Total Reliance stockholders' equity	4,012.0	3,914.1
Capital expenditures (year-to-date)	34.4	172.2
Cash provided by operations (year-to-date)	155.4	1,025.0
Net debt-to-total capital[3]	33.4%	31.8%
Return on Reliance stockholders' equity[4]	7.7%	7.6%
Current ratio	2.6	2.6
Book value per share[5]	$55.57	$54.59

* Amounts were derived from audited financial statements.
______________________________

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed.  For the remainder of our sales orders, we perform "first-stage" processing which is generally not labor intensive as we are simply cutting the metal to size.  Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell.  We use gross profit and gross profit margin as shown above as measures of operating performance.  Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

[2] See accompanying Non-GAAP earnings reconciliation.
[3] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders' equity plus total debt (net of cash).
[4] Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders' equity.
[5] Book value per share is calculated as total Reliance stockholders' equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	March 31,	December 31,
	2016	2015*
ASSETS

Current assets:
Cash and cash equivalents	$120.5	$104.3
Accounts receivable, less allowance for doubtful accounts of
$17.2 at March 31, 2016 and $16.3 at December 31, 2015	1,009.0	916.6
Inventories	1,525.7	1,436.0
Prepaid expenses and other current assets	55.4	60.8
Income taxes receivable	29.3	36.5
Total current assets	2,739.9	2,554.2
Property, plant and equipment:
Land	202.7	196.2
Buildings	1,029.9	1,006.3
Machinery and equipment	1,617.1	1,569.8
Accumulated depreciation	(1,177.8)	(1,136.8)
	1,671.9	1,635.5

Goodwill	1,824.6	1,724.8
Intangible assets, net	1,205.0	1,125.4
Cash surrender value of life insurance policies, net	42.2	45.8
Other assets	35.9	35.9
Total assets	$7,519.5	$7,121.6

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$350.4	$247.0
Accrued expenses	94.7	83.0
Accrued compensation and retirement costs	91.0	118.7
Accrued insurance costs	41.5	40.2
Current maturities of long-term debt and short-term borrowings	493.8	500.8
Total current liabilities	1,071.4	989.7
Long-term debt	1,640.3	1,427.9
Long-term retirement costs	107.2	103.8
Other long-term liabilities	30.2	30.4
Deferred income taxes	630.0	627.1
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	-	-
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 72,222,793 at March 31, 2016 and 71,739,072
at December 31, 2015	553.4	533.8
Retained earnings	3,542.6	3,480.0
Accumulated other comprehensive loss	(84.0)	(99.7)
Total Reliance stockholders' equity	4,012.0	3,914.1
Noncontrolling interests	28.4	28.6
Total equity	4,040.4	3,942.7
Total liabilities and equity	$7,519.5	$7,121.6

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015

Net sales	$2,162.7	$2,614.4

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,526.0	1,943.7
Warehouse, delivery, selling, general and
administrative	450.8	446.1
Depreciation and amortization	56.1	55.3
	2,032.9	2,445.1

Operating income	129.8	169.3

Other income (expense):
Interest	(21.7)	(20.6)
Other income, net	1.1	1.9
Income before income taxes	109.2	150.6
Income tax provision	15.7	47.7
Net income	93.5	102.9
Less: Net income attributable to noncontrolling
interests	1.3	1.6
Net income attributable to Reliance	$92.2	$101.3

Earnings per share attributable to Reliance stockholders:
Diluted	$1.27	$1.30
Basic	$1.28	$1.31

Cash dividends per share	$0.40	$0.40

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Operating activities:
Net income	$93.5	$102.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	56.1	55.3
Deferred income tax provision (benefit)	2.3	(0.2)
Gain on sales of property, plant and equipment	(0.5)	(0.1)
Stock-based compensation expense	3.3	3.7
Other	1.0	1.0
Changes in operating assets and liabilities (excluding effect of business acquired):
Accounts receivable	(80.3)	(73.6)
Inventories	(29.3)	(57.6)
Prepaid expenses and other assets	17.0	23.1
Accounts payable and other liabilities	92.3	116.9
Net cash provided by operating activities	155.4	171.4

Investing activities:
Purchases of property, plant and equipment	(34.4)	(31.3)
Acquisition, net of cash acquired	(290.9)	-
Other	(6.2)	4.1
Net cash used in investing activities	(331.5)	(27.2)

Financing activities:
Net short-term debt (repayments) borrowings	(6.2)	1.1
Proceeds from long-term debt borrowings	399.0	363.0
Principal payments on long-term debt	(188.0)	(311.0)
Dividends and dividend equivalents paid	(29.0)	(31.7)
Exercise of stock options	16.5	6.1
Share repurchases	-	(171.2)
Other	(2.6)	(2.3)
Net cash provided by (used in) financing activities	189.7	(146.0)
Effect of exchange rate changes on cash	2.6	(2.8)
Increase (decrease) in cash and cash equivalents	16.2	(4.6)
Cash and cash equivalents at beginning of year	104.3	106.2
Cash and cash equivalents at end of period	$120.5	$101.6

Supplemental cash flow information:
Interest paid during the period	$5.1	$5.3
Income taxes paid during the period, net	$5.7	$23.2

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015	March 31, 2016	December 31, 2015	March 31, 2015

Net income attributable to Reliance	$92.2	$68.6	$101.3	$1.27	$0.94	$1.30
Antitrust related litigation gain	-	(8.6)	-	-	(0.12)	-
Income tax expense, related to above item	-	3.3	-	-	0.05	-
Resolution of certain tax matters	(17.6)	-	-	(0.24)	-	-
Net income attributable to Reliance, adjusted	$74.6	$63.3	$101.3	$1.03	$0.87	$1.30

Reliance Steel & Aluminum Co.'s presentation of adjusted net income and adjusted EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments to net income and EPS include legal settlement proceeds and the resolution of certain tax matters, which make comparisons to the Company's operating results between periods difficult using GAAP measures.

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